EXHIBIT 99.1

CORAL GABLES, FLORIDA - Capital Solutions I, Inc., a Florida corporation ("Capital Solutions" or the "company") (OTCBB: CSON.OB, formerly CSIN:OB), announced the execution of a letter of intent to acquire Victory Petroleum, Inc., a Florida corporation and 27 affiliated entities (collectively, "Victory") on June 15, 2005.

Capital Solutions, Victory, the Affiliates and certain principals thereof have entered into a non-binding agreement regarding the acquisition of Victory and have agreed to negotiate the terms of a definitive Purchase Agreement. If an acceptable definitive agreement can be negotiated it is anticipated that such an agreement may be executed by July 15, 2005.

Subject to the satisfaction of all conditions precedent contained in the Purchase Agreement(s), Capital Solutions will acquire ownership of twenty seven
(27) parcels of real property and buildings and improvements thereon, and existing lease agreements associated therewith, and Victory Petroleum, Inc., constituting its petroleum distributorship business.

The aggregate purchase price for the transaction shall be approximately forty six million dollars ($46,000,000.00), subject to numerous adjustments.

The transaction will be subject to the completion of due diligence and other customary closing conditions. There is no assurance this transaction will be completed.


About Capital Solutions

Until recently the company has been relatively dormant in search of a merger partner. On May 26, 2005, the company acquired Bedrock Holdings, Inc., whose principals are experienced in the areas of capital investments and markets.

About Victory

Victory has been in the business of distributing gasoline for Exxon petroleum for five (5) years and more recently for Chevron and Texaco, in the South Florida area. Victory supplies fifty (50) gas stations and last year the Company distributed approximately fifty million (50,000,000) gallons of gasoline.

This press release does not constitute an offer of any securities for sale.



















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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, without limitation, the company's limited operating history and history of losses, the inability to successfully market the company's products and technology, the inability to successfully obtain further funding, the inability to raise capital on terms acceptable to the company, the inability to achieve commercial acceptance of the company's products and technology, the inability to compete effectively in the marketplace, the inability to improve or implement effective systems, procedures and controls, the strength of the company's intellectual property and those of the company's competitors, the inability to protect the company's intellectual property, the inability to attract, train and retain key personnel, the inability to complete the merger with Vista.com Inc. and such other risks that could cause the actual results to differ materially from those contained in the company's projections or forward-looking statements. All forward-looking statements in this press release are based on information available to the company as of the date hereof, and the company undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.


Contact:
Capital Solutions I, Inc.
Christopher Astrom (305)666-6565


Victory Petroleum, Inc.
Carlos Fontecilla (305)255-7101
www.pnr.development.com





























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